Free Writing Prospectus, dated January 5, 2010 (To Prospectus, dated February 10, 2009 and Prospectus Supplement, dated January 5, 2010)	Filed Pursuant to Rule 433(d) Registration Statement 333-145845

Terms & Conditions:

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	Aa3 (Moody’s) / AA- (S&P) / AA- (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 3,000,000,000

Trade Date:	05 January 2010

Settlement Date:	08 January 2010

Maturity Date:	08 January 2020

Coupon:	5.125%

Interest Payment Dates:	Semi-annually on the 8th of each January and July, commencing on 8th July 2010 and ending on the Maturity Date

Coupon Calculation:	30/360, unadjusted

Business Days:	New York, London

Benchmark Treasury:	UST 3.375% Nov 2019

Spread to Benchmark:	+148bps

Reoffer Yield:	5.231%

Issue Price:	99.183%

Underwriting Discount:	0.425 per cent

Net Proceeds:	USD 2,962,740,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	Scotia Capital (USA) Inc., Bayerische Landesbank, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, nabCapital Securities, LLC, RBC Capital Markets Corporation, SG Americas Securities, LLC, Daiwa Securities America Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC

Denominations:	USD 100,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06739GAR02 / 06739G AR0

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1 888-227-2775, Ext. 2663.

1 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.